UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 30, 2005 (August 24, 2005)

SigmaTel, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50391	74-2691412
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1601 S. MoPac Expressway

Suite 100

Austin, Texas 78746
(Address of principal executive offices)

Registrant's telephone number, including area code:
(512) 381-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 2.01

Completion of Acquisition or Disposition of Assets.

On August 24, 2005, SigmaTel, Inc., a Delaware corporation ("SigmaTel"), completed its acquisition of Protocom Corporation, a California corporation ("Protocom"), pursuant to an Agreement and Plan of Reorganization by and between SigmaTel, Amoeba Acquisition Corporation, a California corporation and wholly-owned subsidiary of SigmaTel, Amoeba II Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SigmaTel, Protocom, certain shareholders of Protocom, and Ren-Yuh Wang, as shareholders' agent for the shareholders of Protocom, dated July 26, 2005 (the "Acquisition"). Pursuant to the terms of the Acquisition, SigmaTel paid an aggregate purchase price of $47,000,000, consisting of $18,800,000 in cash consideration and 1,437,304 unregistered restricted shares of SigmaTel's common stock, par value $0.001 per share ("Restricted Shares").

The Restricted Shares received by the Protocom shareholders are subject to a lock-up agreement as follows: (a) Restricted Shares received by non-employees of Protocom who were former holders of preferred stock of Protocom, shall be locked up for 90 days following closing, and (b) Restricted Shares received by other shareholders of Protocom shall be locked up for 2 years, with the lock-up expiring with respect to 25% of such shares at the end of each 6 month period following the closing. SigmaTel has committed to filing a registration statement with respect to the Restricted Shares under the Securities Act of 1933, as amended, within 90 days of the closing.

Pursuant to the terms of the Acquisition, SigmaTel has set aside a reserve of $3,000,000 for an employee retention bonus plan for the former Protocom employees. Bonuses under this plan will be payable over three years in three annual installments of $1 million and based on an allocation determined by SigmaTel and Protocom. In connection with the Acquisition, SigmaTel assumed unvested Protocom options held by employees of Protocom at the time of closing.

The purchase price was determined through arms-length negotiations between the parties and the cash portion was paid from SigmaTel's available cash funds. $4,700,000 worth of the Restricted Shares will be deposited in an escrow account for purposes of settling indemnification claims for the one-year period following the closing.

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which was previously furnished as Exhibit 2.1 to SigmaTel's Current Report on Form 8-K filed on August 1, 2005.

The press release announcing the closing of the Acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02

Unregistered Sales of Equity Securities.

On August 24, 2005, we issued an aggregate of 1,437,304 shares of our common stock in connection with our acquisition of Protocom Corporation, which shares were valued at $28,200,000 based on the average closing price of our common stock on the five trading days preceding the execution of the acquisition agreement on July 26, 2005. The issuance of these securities was deemed to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder as a transaction by an issuer not involving a public offering.

Item 9.01	Financial Statements and Exhibits.
(a)

Financial Statements of Business Acquired.

Financial statements for the business acquired as described in Item 2.01 above will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b)

Pro Forma Financial Information.

Pro forma financial information reflecting the effect of the business acquired as described in Item 2.01 above will be filed by amendment to this Current Report on Form 8-K, but in no event later than 71 days after the date of this Current Report on Form 8-K is required to be filed.

(c) Exhibit No.	Exhibits. Description
2.1

Agreement and Plan of Reorganization, dated July 26, 2005, by and between SigmaTel, Inc., Amoeba Acquisition Corporation, Amoeba II Acquisition Corporation, Protocom Corporation, certain shareholders of Protocom, and Ren-Yuh Wang, as shareholders' agent for the shareholders of Protocom (incorporated by reference to Exhibit 2.1 to SigmaTel's Current Report on Form 8-K filed on August 1, 2005).

99.1	Press Release, dated August 26, 2005, announcing the closing of the Acquisition of Protocom

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2005

SIGMATEL, INC.

By: /S/Ross A. Goolsby

Ross A. Goolsby

Vice President of Finance,

Chief Financial Officer and

Secretary

EXHIBIT INDEX

EXHIBIT NO.
2.1

Agreement and Plan of Reorganization, dated July 26, 2005, by and between SigmaTel, Inc., Amoeba Acquisition Corporation, Amoeba II Acquisition Corporation, Protocom Corporation, certain shareholders of Protocom, and Ren-Yuh Wang, as shareholders' agent for the shareholders of Protocom (incorporated by reference to Exhibit 2.1 to SigmaTel's Current Report on Form 8-K filed on August 1, 2005).

99.1	Press Release, dated August 26, 2005, announcing closing of the Acquisition of Protocom